February 21, 2007

Re: Notice Regarding Illinois Department of Revenue Alert and Potential Tax Obligations of Partnership Members

Dear Financial Representative:

We are notifying your Wells L.P. Fund XIII clients of a recent compliance alert issued by the Illinois Department of Revenue. The State of Illinois found that a significant number of limited partners in partnerships are not filing Illinois tax returns and not paying tax on the income that is earned in Illinois. Due to the level of noncompliance found, the state is expanding its review of information provided by partnerships filing Illinois returns. Wells Real Estate Fund XIII, L.P. owns a property in Illinois and files a partnership return with the state.

As a partner in Wells Real Estate Fund XIII, L.P., your clients may be contacted by the Illinois Department of Revenue concerning the filing of an Illinois tax return due to their investment. The Illinois tax information is provided in the supplemental information on Schedule K-1, which Wells has provided to your clients for their tax records each year. Beginning in tax year 2006, Wells Real Estate Fund XIII, L.P. also will be providing a separate Illinois K-1, Schedule K-1-P. For your reference, enclosed is a copy of the letter mailed to your clients including a sample Illinois K-1-P.

If you have any questions about this state initiative and its implications for your clients' tax obligations, we suggest that your clients consult with their tax advisor regarding their personal situation, as Wells does not render any legal or tax advice. We hope that this notification is helpful to your clients and their tax advisors as they assess their Illinois tax obligations.

Should you have any questions, please feel free to call us at 800-557-4830 or send us an e-mail at client.services@wellsref.com. Thank you for your support of Wells Real Estate Funds.

Enthusiastically,

/s/ Stephen G. Franklin, Ph.D.

Stephen G. Franklin, Ph.D.

Chief of Sales and

New Business Development Officer

Enclosure